                                                                   EXHIBIT 10.56


                         STRATEGIC ALLIANCE AGREEMENT

                                    BETWEEN

                       TEXAS BIOTECHNOLOOGY CORPORATION

                                      AND

                               LG CHEMICAL, LTD.

                                     DATED

                               OCTOBER 10, 1996

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
1.  DEFINITIONS.......................................................    1
        1.1   "AFFILIATE".............................................    2
        1.2   "CLOSING DATE"..........................................    2
        1.3   "CONFIDENTIAL INFORMATION...............................    2
        1.4   "COST OF GOODS SOLD" OR "COGS"..........................    2
        1.5   "DEVELOPMENT COSTS".....................................    2
        1.6   "DEVELOPMENT PARTNER"...................................    2
        1.7   "DEVELOPMENT PROGRAM"...................................    3
        1.8   "DISTRIBUTION COSTS"....................................    3
        1.9   "ENDOTHELIN RECEPTOR ANTAGONIST,".......................    3
        1.10  "ENDOTHELIN RECEPTOR ANTAGONIST PROGRAM.................    3
        1.11  "FDA"...................................................    3
        1.12  "FIRST COMMERCIAL SALE".................................    3
        1.13  "IMPROVEMENTS"..........................................    3
        1.14  "INDICATIONS"...........................................    4
        1.15  "MAJOR COUNTRY".........................................    4
        1.16  "MANUFACTURING COSTS"...................................    4
        1.17  "MILESTONE".............................................    4
        1.18  "NET SALES".............................................    5
        1.19  "NOVASTAN(R)"...........................................    5
        1.20  "PCT"...................................................    5
        1.21  "PRA"...................................................    5
        1.22  "PHASE I CLINICAL TRIALS"...............................    5
        1.23  "PHASE II CLINICAL TRIALS"..............................    5
        1.24  "PHASE III CLINICAL TRIALS".............................    5
        1.25  "PRODUCT"...............................................    5
        1.26  "PROJECT REPRESENTATIVE"................................    6
        1.27  "SELECTIN ANTAGONIST,"..................................    6
        1.28  "SELECTIN ANTAGONIST PROGRAM"...........................    6
        1.29  "SUBJECT TECHNOLOGY"....................................    6
        1.30  "TBC PATENTS"...........................................    6
        1.31  "TECHNOLOGY"............................................    7
        1.32  "TERRITORY".............................................    7
        1.33  "THIRD PARTY"...........................................    7
        1.34  "VALID PATENT"..........................................    7
        1.35  "WORK PLAN".............................................    7

2.  LICENSE TO LG CHEM. ..............................................    7
        2.1   EXCLUSIVE LICENSE.......................................    7

                               TABLE OF CONTENTS
                                  (Continued)

                                                                        PAGE
                                                                        ----
3.  DEVELOPMENT PROGRAM...............................................    9
        3.1   GOALS...................................................    9
        3.2   PROGRAM ADMINISTRATION..................................   10
        3.3   PERFORMANCE OF SERVICES.................................   12
        3.4   REGISTRATION............................................   12
        3.5   RECORDS AND DATA........................................   14
        3.6   VISIT OF FACILITIES.....................................   14

4.  OTHER RESEARCH/DEVELOPMENT COLLABORATION..........................   15

5.  PAYMENTS AND REPORTS..............................................   15
        5.1   ANNUAL RESEARCH PAYMENTS................................   15
        5.2   ROYALTIES...............................................   16
        5.3   AUDIT RIGHTS............................................   18
        5.4   PAYMENT CURRENCY........................................   18
        5.5   PAYMENT MECHANICS.......................................   18

6.  COMMERCIALIZATION.................................................   19
        6.1   TBC TO MANUFACTURE......................................   19
        6.2   LG CHEM RIGHTS TO MANUFACTURE...........................   20
        6.3   LG CHEM TO SELL IN TERRITORY............................   20
        6.4   TBC TO SELL.............................................   20

7.  TBC REPRESENTATIONS AND WARRANTIES................................   21
        7.1   NO THIRD PARTY AGREEMENTS...............................   21
        7.2   NO THIRD PARTY RIGHTS...................................   21

8.  PROPRIETARY RIGHTS................................................   21
        8.1   IMPROVEMENTS............................................   21
        8.2   PATENT PROSECUTION AND MAINTENANCE......................   22
        8.3   THIRD PARTY CLAIM OF INFRINGEMENT.......................   23
        8.4   INFRINGEMENT BY THIRD PARTIES...........................   24

9.  CONFIDENTIALITY...................................................   25
        9.1   GENERAL.................................................   25
        9.2   DISCLOSURE OF AGREEMENT.................................   26

10.  INDEMNIFICATION..................................................   26
       10.1   MUTUAL RIGHT TO INDEMNIFICATION.........................   26

                               TABLE OF CONTENTS
                                  (Continued)

                                                                        PAGE
                                                                        ----
       10.2   TBC RIGHT TO INDEMNIFICATION............................   27
       10.3   PROCEDURE...............................................   27
       10.4   PRODUCT LIABILITY INSURANCE.............................   28

11. TERM AND TERMINATION..............................................   29
       11.1   LICENSE TERM............................................   29
       11.2   TERMINATION FOR BREACH..................................   29
       11.3   SURVIVAL OF OBLIGATIONS.................................   30

12. MISCELLANEOUS.....................................................   31
       12.1   FORCE MAJEURE...........................................   31
       12.2   RELATIONSHIP OF THE PARTIES.............................   31
       12.3   NOTICES.................................................   31
       12.4   SUCCESSORS AND ASSIGNS..................................   32
       12.5   AMENDMENTS AND WAIVERS..................................   32
       12.6   GOVERNING LAW...........................................   33
       12.7   DISPUTE RESOLUTION......................................   33
       12.8   SEVERABILITY............................................   35
       12.9   HEADINGS................................................   35
       12.10  EXECUTION IN COUNTERPARTS...............................   35
       12.11  ENTIRE AGREEMENT........................................   35

                         STRATEGIC ALLIANCE AGREEMENT

        THIS STRATEGIC ALLIANCE AGREEMENT (the "Agreement") dated as of October 10, 1996 is between Texas Biotechnology Corporation, a Delaware corporation ("TBC"), and LG Chemical, Ltd., a Korean corporation ("LG Chem").

                                   RECITALS

        A. TBC and LG Chem desire to engage in a strategic alliance to research, develop and commercialize certain small molecule endothelin receptor antagonist compounds and selectin antagonist compounds presently being developed by TBC as more particularly described below (the "Products").

        B. LG Chem is willing to (i) undertake certain research and development activities assigned to it hereunder, (ii) participate in the commercialization of the Products in specified markets, and (iii) make certain research payments for the research and development of the Products and royalty payments on the terms and conditions specified herein in exchange for certain rights with respect to the Products.

        C. TBC is willing to (i) undertake certain research and development activities assigned to it hereunder, (ii) provide partial funding for the research and development of the Products and (iii) grant certain rights with respect to the Products to LG Chem or its Affiliates in exchange for the right to receive research payments and royalty payments.

        In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein shall have the respective meanings set forth below. The accounting terms used but not defined herein shall have the meanings ascribed to them under United States Generally Accepted Accounting Principles ("GAAP"). Certain other capitalized terms are defined elsewhere in this Agreement.

        1.1 "AFFILIATE" means a person or entity that directly or indirectly controls, is controlled by or is under common control with, a party to this Agreement. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") means, in the case of a corporation, the ownership of more than 50% of the outstanding voting securities thereof or the right to acquire such securities within 60 days and, in the case of any other type of entity (including, without limitation, joint ventures), an interest that results in the ability to direct or have a significant impact on the direction of the management and policies of such entity or a significant ownership position of no less than 25%.

        1.2 "CLOSING DATE" means October 15, 1996.

        1.3 "CONFIDENTIAL INFORMATION" means all proprietary information communicated to, learned of, developed or otherwise acquired by either party separately or jointly under this Agreement.

        1.4 "COST OF GOODS SOLD" OR "COGS" means TBC's Manufacturing Costs plus 15% of the Manufacturing Costs.

        1.5 "DEVELOPMENT COSTS" means the direct and indirect costs, fees, out-of-pocket or other expenses, and reasonable allocated overhead incurred in the course of performing the work under the Development Program (excluding capital expenditures).

        1.6 "DEVELOPMENT PARTNER" means any Third Party with whom TBC has entered into an agreement concerning a geographic area outside the Territory, which agreement is currently ongoing, to collaborate on the Endothelin Receptor Antagonist and/or Selectin Antagonist Programs.

        1.7 "DEVELOPMENT PROGRAM" means research and development and other work, as delineated in this Agreement, conducted by the parties hereunder on the Products for the Indications, which may include clinical testing, regulatory submissions and ongoing Product research and development performed in accordance with the Work Plans.

        1.8 "DISTRIBUTION COSTS" means all freight and other transportation costs actually incurred by TBC in the delivery of the Products to LG Chem, including transportation costs to a storage facility, storage charges, Third Party handling fees, insurance during transport and taxes payable for such transportation or storage services. Distribution Costs incurred by TBC shall be determined on a reasonable basis consistent with its internal cost accounting system and reasonable industry practice.

        1.9 "ENDOTHELIN RECEPTOR ANTAGONIST," which is more particularly described in SCHEDULE 1 attached hereto, means a molecular compound under development by TBC which inhibits the binding of endothelin to a distinct cell surface receptor.

        1.10 "ENDOTHELIN RECEPTOR ANTAGONIST PROGRAM" means the research and development of the Endothelin Receptor Antagonist.

        1.11 "FDA" means the United States Food and Drug Administration.

        1.12 "FIRST COMMERCIAL SALE" means the first arms-length sale in the Territory pursuant to this Agreement to one or more Third Parties of any Product following receipt of approval to commence manufacturing and selling such Product from any one PRA.

        1.13 "IMPROVEMENTS" means any Technology that is discovered, developed or otherwise acquired in the course of the Development Program hereunder that may be useful in the manufacture, sale or use of the Products.

        1.14 "INDICATIONS" means, (a) with respect to the Endothelin Receptor
Antagonist: (i) congestive heart failure*

                (b) with respect to the Selectin Antagonist: (i) asthma*

        1.15 "MAJOR COUNTRY" means any of the following: the Republic of Korea, Taiwan, China (including Hong Kong), Singapore, Indonesia, India, and Thailand.

        1.16 "MANUFACTURING COSTS" means (a) the direct material and labor costs associated with manufacturing the Products, (b) overhead allocable to manufacture of the Products and (c) the amount paid to Third Parties to acquire manufactured Products, whether or not completed, and (d) Distribution Costs. Direct material costs include the costs of purchasing raw materials and packaging components. Direct labor includes the costs of employees directly employed in Product manufacturing, quality control or packaging. Overhead allocated to manufacture of the Products shall be limited to (i) a reasonable allocation of the cost of employees who have a direct relationship with Product manufacturing, quality control or packaging, but who are not classified as direct labor, which allocation shall be based on each such employee's time spent in Product manufacturing, quality control or packaging as compared to time spent on all such employee's work, and (ii) a reasonable allocation of facilities' costs allocable to Product manufacturing, quality control and packaging. Manufacturing Costs shall be determined on a reasonable and typical basis consistent with TBC's internal cost accounting system and reasonable industry practice or on actual charges from Third Parties.

        1.17 "MILESTONE" means those research and development milestones established by the parties to this Agreement in connection with the Work Plans.


*This information has been omitted in reliance on Rule 24-b under the Securities
 Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

        1.18 "NET SALES" means the gross amount billed for Products sold pursuant to this Agreement to a Third Party, less discounts, duties , rebates, returns, credits, allowances, uncollectible sales, shipping and insurance charges, sales taxes, tariffs and other governmental charges measured by the amount billed.

        1.19 "NOVASTAN(R)" means a non-protein, synthetic small molecule thrombin inhibitor developed by TBC that directly and selectively binds to and inactivates thrombin in the blood plasma.

        1.20 "PCT" means the Patent Cooperation Treaty, a multinational agreement pursuant to which member nations agree to recognize a uniform system of patent protection.

        1.21 "PRA" means any applicable regulatory authority in any jurisdiction included within the Territory which regulates the development, approval and marketing of pharmaceuticals.

        1.22 "PHASE I CLINICAL TRIALS" means the first phase of human clinical trials of a product required by the FDA or a PRA in which the product is tested to determine early safety profile, drug distribution patterns, and metabolism.

        1.23 "PHASE II CLINICAL TRIALS" means the second phase of human clinical trials of a Compound required by the FDA or a PRA in which the Compound is tested in patients afflicted with a particular disease in order to gain preliminary evidence of efficacy, optimal dosage and expanded evidence of safety.

        1.24 "PHASE III CLINICAL TRIALS" means the third phase of human clinical trials of a product required by the FDA or a PRA.

        1.25 "PRODUCT" means (a) TBC-11251, the lead candidate for TBC's Endothelin Receptor Antagonist (TBC-11251 is more particularly described in SCHEDULE 1 attached hereto), and/or (b)

TBC-1269, the lead candidate for TBC's Selectin Antagonist (TBC-1269 is more particularly described in SCHEDULE 2 attached hereto).

        1.26 "PROJECT REPRESENTATIVE" means an individual designated by a party pursuant to Section 3.2(a). All Project Representatives of a party may be changed at any time by written notice to the other party.

        1.27 "SELECTIN ANTAGONIST," which is more particularly described in
SCHEDULE 2 attached hereto, means a molecular compound under development by TBC which inhibits the selectin-mediated adhesion of inflamed endothelium to the surface of white blood cells.

        1.28 "SELECTIN ANTAGONIST PROGRAM" means the research and development of the Selectin Antagonist.

        1.29 "SUBJECT TECHNOLOGY" means all Technology owned or controlled by TBC as of the date hereof or owned or controlled by TBC hereafter during the term of this Agreement, but only to the extent that such Technology relates to the use, manufacture or sale of the Products. Technology "owned or controlled" includes Technology as to which TBC has the right to grant or cause to be granted sublicenses and/or immunity from suit.

        1.30 "TBC PATENTS" means (a) the patent applications listed on SCHEDULES 1 and 2 hereto and all patent applications hereafter filed that are owned by or licensed to or otherwise acquired by TBC and which have one or more claims covering Products, Subject Technology or Improvements, (b) any patent application constituting an equivalent, reissue, extension, continuation-in-part or a division of any of the foregoing, including foreign counterparts, and (c) any patents issued upon any of the foregoing applications or any other patents acquired by TBC relating to the Products, Subject Technology or Improvements.

        1.31 "TECHNOLOGY" means all (a) ideas, methods, inventions, techniques, processes, know-how, trade secrets and other information and all (b) products, formulations, and other natural and man-made materials.

        1.32 "TERRITORY" means the countries as set forth on SCHEDULE 3 attached hereto.

        1.33 "THIRD PARTY" means any entity other than TBC, LG Chem or their Affiliates.

        1.34 "VALID PATENT" means a claim of an issued patent included within the TBC Patents that has not expired or been withdrawn, canceled, disclaimed or held invalid by a court or governmental agency of competent jurisdiction in an unappealed or unappealable decision.

        1.35 "WORK PLAN" means a written summary of the tasks to be undertaken by each party during a particular calendar year in connection with the research and development of the Products, adopted by the parties in accordance with
Section 3.2(c). Each Work Plan will include reasonably detailed descriptions of the tasks and work to be performed, the resources required to accomplish the work, the costs associated with the planned work and whether TBC or LG Chem or its Affiliates will be responsible for accomplishing each task.

2.  LICENSE TO LG CHEM.

        2.1 EXCLUSIVE LICENSE. Subject to the terms and conditions of this Agreement, TBC hereby grants to LG Chem a sole and exclusive right and license in the Territory to use and sell any of the Products for the indications as specified herein.

                (a) Sublicense. LG Chem shall have the right to grant sublicenses in the Territory mutually satisfactory to both parties. To the extent LG Chem grants a sublicense pursuant to this Agreement, it shall be obligated to perform in full all of the obligations and agreements of such sublicense, including payment of royalties.

                (b) ADDITIONAL INDICATIONS BY TBC. In the event TBC develops additional indications for the Products, TBC hereby agrees to give LG Chem advance notice of TBC's intention to negotiate the transfer, license or other disposition of such indications in the Territory. TBC shall not propose terms to, or enter into active negotiations with, any Third Party in the Territory regarding the transfer, license or other disposition of such additional indications during the 90 day period following such notice to LG Chem unless LG Chem notifies TBC that it is not interested in the matters set forth in such notice. If LG Chem notifies TBC that it is interested in the matters specified in such notice, the parties will immediately enter into good faith negotiations to include such indications under this Agreement on mutually agreeable terms. If the parties are unable to reach agreement within 60 days after commencement of negotiations concerning such additional indications for the Products in the Territory, then TBC shall be free to transfer, license or dispose of such indications.

                (c) ADDITIONAL INDICATIONS BY LG CHEM. In the event LG Chem itself desires to develop additional indications for the Products in the Territory, TBC agrees to negotiate in good faith with LG Chem regarding LG Chem's ability to receive license rights for such additional indications. If the parties are unable to reach agreement within 60 days after commencement of negotiations concerning such additional indications for the Products in the Territory, then TBC shall be free to pursue such indications outside of this Agreement.

                (d) RELINQUISHMENT OF INDICATION BY TBC. If TBC decides not to complete an indication due to lack of appropriate data, lack of funds, small market size, etc., then TBC will extend to LG Chem the right to complete the indication for the Territory. TBC will provide LG Chem all clinical data relative to the indication to that point. If LG Chem gains approval for the indication in the Territory, TBC will negotiate in good faith a revised royalty rate schedule for the indication.

         (e) BACKUP CANDIDATES. If, during the term of this Agreement, TBC discovers, develops or utilizes one or more molecular compounds that it believes in its good faith judgment will be more likely to be commercially viable than TBC-11251 and/or TBC-1269 for, respectively, the Endothelin Receptor Antagonist and the Selectin Antagonist in the treatment of the Indications (the "Backup Candidates"), then such Backup Candidates will deemed to be Products under this Agreement.

3.   DEVELOPMENT PROGRAM.

     3.1 GOALS. Commencing upon completion of the initial Work Plan as set forth in Section 3.2(c), TBC and LG Chem agree that they will continue research and development on the Products for the Indications according to subsequent Work Plans, with the goal of developing commercially marketable Products in the shortest period of time practicable.

         (a) TBC. The parties contemplate that TBC shall be responsible for the discovery and origination of Products, the conduct of research outside of the Territory regarding the development of the Products, clinical trials outside of the Territory regarding the Products, and Patent filing, maintenance and prosecution regarding the Products in all geographic areas. Any research and development information generated by TBC's Receptor Antagonist and Selectin Antagonist Programs will be shared without cost to LG Chem.

         (b) LG CHEM. The parties contemplate that LG Chem will be responsible for clinical and (if required) preclinical trials in the Territory regarding the Products for the Indications required for registration in the Territory, and for the registration and sales of the Products for the

Indications in the Territory. While the parties agree to use best efforts to achieve the goals of the Development Program, neither TBC nor LG Chem warrants or guarantees that its efforts will result in a marketable or approvable Product or that the goals specified in the Work Plan will be achieved within the periods set forth therein.

     3.2  PROGRAM ADMINISTRATION.

          (a) PROJECT REPRESENTATIVES. The parties shall each designate two Project Representatives to facilitate liaison between the parties, oversee and review the progress of the Development Program, determine the allocation of responsibilities between the parties for conducting the Development Program, develop trial protocols, manage the clinical/regulatory process and discuss potential competition and other relevant matters to assure rapid development and commercialization of the Products.

         (b) DISAGREEMENTS. All decisions made hereunder relating to the Development Program shall require the approval of the Project Representatives. The Project Representatives shall attempt in good faith to reach consensus on all matters regarding the Development Program. The Project Representatives shall promptly present any disagreements to the chief executive officers of the parties or their designees, who shall attempt resolution of the matter. If such executives or designees cannot promptly resolve such disagreement, then the dispute shall be resolved under the arbitration provisions of Section 12.7.

         (c) WORK PLANS. The Work Plan shall be the plan as approved by both parties in writing. On or before January 1, 1997 the parties hereto will agree on an initial Work Plan for 1997. Thereafter, each successive Work Plan adopted shall be agreed upon and signed by an officer of both parties as soon as practicable at the beginning of the first quarter of the year covered by the

Work Plan and in any event, no later than March 31 of the year covered by the Work Plan. The Project Representatives shall actively consult with one another throughout the term of the Development Program so as to adjust the specific work performed under each Work Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to a Work Plan may be made from time to time upon approval by the Project Representatives, significant changes to the scope or direction of a Work Plan must be agreed to in writing by each party, in the absence of which the most recently approved Work Plan shall remain in effect.

         (d) MEETINGS. The Project Representatives and other employees or consultants of the parties responsible for management of the Work Plan and the Development Program shall meet at least once every six months during the term of this Agreement to establish and monitor Product Milestones and to review (i) relevant data, (ii) technical issues that have arisen, (iii) the design and conduct of preclinical and clinical trials and anticipated regulatory filings,
(iv) budgets and expenditures; provided, that the budgets and expenditures of the Development Program shall at all times be wholly within the discretion of TBC, (v) competition, (vi) patent prosecution, (vii) progress on FDA submission and other regulatory or protocol issues and (viii) any other matters relevant to the development of the Products. Approximately two weeks prior to the scheduled meeting, each party will present to the other a written summary of all relevant information to be presented at the meeting. At such meetings, a Project Representative for each party shall deliver to the other a reasonably detailed written report which shall (1) describe the work performed by the respective party on the Development Program during the prior six month period and (2) if appropriate, recommend any revisions to the Work Plan that would improve the progress of the

Development Program. Such meetings shall be at such times and at such locations as may be agreed to by the parties. Each party shall be responsible for its own costs incurred in connection with such meetings. The Project Representatives shall jointly prepare minutes summarizing the matters reviewed and any actions taken at such meetings and shall distribute such minutes to the parties within 14 days following each meeting. Each party may invite additional colleagues to participate at meetings as appropriate and acceptable to the other party. TBC shall be responsible for the preparation and communication to LG Chem of the specific agenda of each meeting in advance of each meeting and either party may place items for consideration on the agenda.

     3.3 PERFORMANCE OF SERVICES. Each party shall perform the research and development work assigned to it in a prudent and skillful manner in accordance, in all material respects, with the Work Plan then in effect and applicable laws. Each party shall furnish all labor, supervision, facilities, supplies and materials necessary to perform the research and development work and other tasks assigned to it in accordance with the Work Plan then in effect. LG Chem shall make available to TBC for TBC's review and approval, which approval may not be unreasonably withheld or delayed, any materials LG Chem proposes to file in connection with any regulatory filings with a PRA. Such materials shall be made available to TBC sufficiently in advance of the anticipated filing date so as to give it a reasonable opportunity to review and comment. All responses by regulatory bodies received by LG Chem shall also be promptly disclosed to TBC.

     3.4   REGISTRATION.

         (a) Within 12 months after a Product for an Indication is approved for commercial sale in the United States, LG Chem will apply and pay for registration in those countries in the

Territory where the United States data package is sufficient and no additional clinical trials are required.

         (b) In those countries in the Territory where the United States data package is not solely sufficient for registration and additional supporting studies are required before the Product for the Indication may be sold commercially, LG Chem will commence and pay for the required additional studies within six months of United States approval of the commercial sale of the Product for the Indication and apply for registration no later than 36 months after United States approval.

         (c) In those countries in the Territory where neither the United States data package nor any other foreign country data is sufficient and LG Chem must generate all data within the country for registration, and additional Phase I, Phase II, and Phase III Clinical studies or the equivalent is required, LG Chem will initiate the necessary clinical trials within 12 months of United States approval of the commercial sale of the Product for the Indication and will complete such studies in a timely manner.

         (d) In the event LG Chem chooses to conduct clinical trials in the Territory with regard to indications being developed outside the Territory by TBC and TBC's Development Partners, LG Chem agrees that it will only conduct these trials at its own expense and with prior approval of protocols by TBC and TBC's Development Partners. Furthermore, LG Chem will provide on a regular basis updates of the status of the clinical trials and any interim data results. LG Chem will promptly make available to TBC and to TBC's Development Partners, at no cost to TBC, all of the data from these trials that could be used in regulatory submissions throughout the world by TBC or its Development Partners. LG Chem also agrees that it will insure that the data filed with any PRA and/or produced in clinical trials in the Territory will comply with all applicable PRA standards and will use its commercially reasonable best efforts to comply with all applicable FDA standards. In any case where responsibility for a regulatory filing is assigned to a sublicensee, the applicable sublicense shall require the sublicensee to afford the parties hereto the same review, approval and comment rights with respect to such regulatory filings as are set forth in this Section 3.4.

         (e) TBC agrees to use its commercially reasonable best efforts to assist LG Chem with regard to LG Chem's clinical trials in the Territory and to supply Products to LG Chem, as such is provided for under the terms of this Agreement, in a timely fashion.

     3.5 RECORDS AND DATA. Each party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, so as to properly reflect all work done and results achieved in the performance of the Work Plan and Development Program. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Work Plan and Development Program, including any data required to be maintained pursuant to applicable governmental regulations. Each party shall provide the other the right to inspect all such records, and shall provide copies of all such requested records.

     3.6 VISIT OF FACILITIES. Representatives of each party may, upon reasonable notice and at times reasonably acceptable to the other party, (a) visit the facilities where the Work Plan and Development Program are being conducted by the other party and/or the facilities where the other party manufactures a Product (or has a Product manufactured by a Third Party), (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Work Plan and Development Program and (c) with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any clinical trials or other experiments being conducted by such other party in connection with the Work Plan and Development Program, but only to the extent in each case as such trials or other experiments relate to the Work Plan and Development Program. If requested by the other party, TBC and LG Chem shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

4.   OTHER RESEARCH/DEVELOPMENT COLLABORATION

     LG Chem will have a right of first discussion for a 90 day period, commencing on the Closing Date, concerning other unlicensed preclinical research collaborations with TBC, during which period TBC will not enter into any agreements with a Third Party relating to the license, development, or transfer of any compounds currently being developed through TBC's research and development programs other than the Endothelin Receptor Antagonist and Selectin Antagonist Programs and Novastan(R).

5.   PAYMENTS AND REPORTS.

   5.1 ANNUAL RESEARCH PAYMENTS

     LG Chem will be responsible for funding a specified portion of the research and development programs of the Products for the Indications conducted by TBC. LG Chem will make the following payments to TBC:

               Year                     Annual Research Payment
               ----                     -----------------------
               1996                            $100,000

               1997                            $2,000,000
               1998                            $2,000,000
               1999                            $2,000,000
               2000                            $2,000,000
               2001                            $2,600,000
              ------                          ------------
              Total                           $10,700,000

     The 1996 payment will be made on or before December 31, 1996 and all other payments for the other years will be made semiannually with 50% of each annual payment made on June 30 of the applicable year and 50% made on December 31 of the applicable year. All such payments shall be made without any deduction for or on account of any taxes or other charges.

     5.2   ROYALTIES.

           (a) ROYALTY RATES. LG Chem or its Affiliates shall pay TBC an annual royalty based on the following percentages of Net Sales by LG Chem and its Affiliates of Products for the Indications in the Territory: *

     Should the combined equity investment in TBC's common stock pursuant to that certain Stock Purchase Agreement between TBC and LG Chem and that certain Stock Purchase Agreement between TBC and the Investor Consortium (as defined
therein) ever equal *   (including funds received from LG Chem upon LG

* This information has been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Chem's exercise of the Option (defined therein), then each of the three rates used to calculate the royalties paid by LG Chem shall thereafter be reduced by * All royalty payments by LG Chem or its Affiliates shall be made without any deduction, unless such deduction is required by law. If deduction is required by current law and/or government authority the royalty payment shall be paid net, after such deduction.

       (b) ADVANCE ROYALTY PAYMENTS. LG Chem will make a $1 million advance royalty payment to TBC each time a Product for an Indication has been approved for the first time for commercial sale by both the FDA and by a PRA in a Major Country. Any advance royalty payment made by LG Chem will be fully credited against future royalty payments from the sale of the same Product for the Indication, the approval of which resulted in the advance royalty payment.

       (c) SUBLICENSE ROYALTIES. In the event that LG Chem grants any sublicense hereunder in the Territory to any Third Party and in connection therewith receives royalties from such sublicensee based on such sublicensee's sales of a Product, LG Chem or its Affiliates shall pay TBC royalties on such sublicensee's sales at the rate specified in Section 5.2(a) unless LG Chem receives approval from TBC to pay at a different rate. For purposes of calculating whether LG Chem has met minimum sales levels pursuant to Section 11.2(b) hereof, or otherwise, sales of a Product by a sublicensee of LG Chem shall be attributed to LG Chem.

       (d) REPORTS AND PAYMENT. LG Chem shall keep, and shall require all Affiliates and sublicensees to keep, accurate records in sufficient detail to enable the amounts due to TBC to be determined. LG Chem shall deliver to TBC within 60 days after the end of each calendar quarter a written accounting, including quantities and monetary amounts of sales of each Product by LG Chem and its Affiliates and sublicensees, on a country-by-country basis, and the amount of the royalty payments due to TBC for such quarter. LG Chem or its Affiliates, simultaneously with the delivery of each such accounting, shall tender payment of all royalties shown to be due thereon.

* This information has been omitted in reliance on Rule 24-b under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

       (e) TERMINATION OF ROYALTY PAYMENTS. LG Chem shall pay royalties to TBC in accordance with this Section 5.2 as long as Valid Patents protecting the Products are in force. Prior to United States patent expiration protecting the Products, TBC and LG Chem will negotiate in good faith a reduced royalty schedule, if required, relating to continued sales of Products by LG Chem in the Territory.

       (f) The parties shall negotiate in good faith an adjusted royalty schedule for sales in those countries in the Territory in which the patents protecting the Products are not recognized as a matter of law.

    5.3 AUDIT RIGHTS. LG Chem shall permit TBC or its representatives to have access, at TBC's own expense, no more than once in each calendar year during the term of this Agreement and twice during the three calendar years following the termination hereof, during regular business hours and upon reasonable notice, to its records and books for the sole purpose of determining the appropriateness of all amounts payable hereunder. If such examination reveals that such amounts have been understated for any calendar year, LG Chem shall promptly pay the amount of any underpayment; provided that if such examination was not conducted by an independent accountant, LG Chem shall have the right to engage an independent accountant at LG Chem's expense reasonably acceptable to TBC to verify the results of such examination. If such independent accountant determines that the amount of the underpayment is incorrect, such amount shall be adjusted accordingly and, to the extent LG Chem has underpaid amounts owed to TBC, shall be promptly paid by LG Chem. If, however, such examination reveals that such amounts have been overstated for any calendar year, TBC shall promptly refund the amount of any overpayment to LG Chem. Any sublicense granted by LG Chem hereunder shall contain audit provisions substantially similar to those as set forth in this Section 5.3.

     5.4 PAYMENT CURRENCY. All payments to be made under this Agreement shall be made in United States dollars. In the case of sales in foreign currencies, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due to TBC for the relevant calendar quarter shall be made at the rate of exchange prevailing on the last day of such calendar quarter published by a New York, New York money center bank which is satisfactory to both parties.

     5.5 PAYMENT MECHANICS. All payments under this Agreement shall be made by wire transfer of immediately available funds to such account as the receiving party shall specify or by other payment method acceptable to the parties.

6. COMMERCIALIZATION.

     6.1 TBC TO MANUFACTURE. Subject to LG Chem's rights under Section 6.2, TBC will manufacture or subcontract the manufacture of all LG Chem's requirements for Products, subject to customary forecast and order procedures. If TBC or its subcontractor is manufacturing Products, TBC's (or its subcontractor's) responsibilities shall include all aspects of the manufacturing process, including maintenance of manufacturing inventory, quality control and shipment of Products (FOB United States factory) in accordance with orders placed by LG Chem. TBC and LG Chem will also agree to negotiate in good faith a manufacturing agreement which will include provisions on forecasts, delivery time, quality control, quality assurance, delivery location, insurance, packaging, inventories, term and time of payment and such other provisions as are customarily included in agreements of this type. As compensation for such manufacturing services, TBC shall be entitled to receive payment of its COGS for shipments of the Products (FOB United States factory) to be used by LG Chem for research purposes. Prior to the initiation of commercial sales within the

Territory, the parties shall negotiate in good faith mutually agreeable transfer price terms for shipments of the Products to be used by LG Chem in its commercial operations. LG Chem shall have the right to audit at its expense the manufacturer or submanufacturer of the Products or Products.

     6.2 LG CHEM RIGHTS TO MANUFACTURE. At any time during the term of this Agreement, LG Chem may elect negotiate for rights to manufacture the Products, in the Territory as well as worldwide. In such case, the parties shall enter into good faith negotiations to include such under this Agreement on mutually agreeable terms.

     6.3 LG CHEM TO SELL IN TERRITORY. Following regulatory approval in any country in the Territory, LG Chem shall use its best efforts to market and sell the Products for the Indications in such country. LG Chem will use all resources in such marketing and sales efforts that it would use regarding any of its other products with similar commercial potential. All terms of sale, including pricing policies, credit terms, cash discounts and returns and allowances, shall be set by LG Chem. LG Chem shall be responsible for invoicing its customers for Products and collecting payment therefrom. LG Chem, in consultation with, and approval by, TBC, will select the trademarks to be used, at no additional cost to LG Chem, for the sale of the Products for the Indications in the Territory, which selection will take into account the need for worldwide trademarks. TBC will own any worldwide trademarks concerning the Products for the Indications. LG Chem will own any non-worldwide trademarks regarding sales of the Products for the Indications in the Territory and TBC will have the right to use such trademarks outside the Territory at no cost to TBC.

     6.4 TBC TO SELL. TBC shall have all marketing and other rights to sell the Products outside the Territory without compensation to LG Chem.

7. TBC REPRESENTATIONS AND WARRANTIES. TBC represents and warrants to LG Chem as follows:

     7.1 NO THIRD PARTY AGREEMENTS. As of the date hereof, there are no agreements with third parties relating to the Products.

     7.2 NO THIRD PARTY RIGHTS. TBC owns or possesses adequate licenses or other rights to use all patents, patent rights, inventions and know-how necessary for the manufacture, use and sale of the Products and to grant the licenses granted herein. To the best of TBC's knowledge, the manufacture, use or sale of the Products pursuant to this Agreement will not infringe or conflict with any Third Party right or patent and TBC is not aware of any pending patent application that if issued would be infringed by the manufacture, use or sale of the Products pursuant to this Agreement. TBC has not received any notice from a Third Party that any manufacture, use or sale of the Products pursuant to this Agreement infringes or conflicts with any Third Party right or patent.

8. PROPRIETARY RIGHTS.

     8.1 IMPROVEMENTS. Improvements conceived or made solely by the employees of either party during the term of this Agreement shall be the sole property of such party. Improvements made jointly by employees of both parties during the term of this Agreement shall be owned by TBC, but each party shall have the right to use such Improvements free of any royalty payments. All Improvements shall be automatically included in the license granted to LG Chem under Section 2; provided, that the parties agree to negotiate in good faith appropriate modifications to the terms of this Agreement which reflect the fact that an Improvement has been jointly developed. TBC shall have a royalty-free, non-exclusive license, solely for the purposes of this Agreement, to make, use and sell outside the Territory under the terms of this Agreement any Improvements owned by LG Chem. Each party shall promptly disclose to the other any Improvements developed by its employees or agents acting on its behalf. Each party agrees that all employees and other persons acting on its behalf under this Agreement shall be obligated under a binding written agreement to assign (or exclusively license in the case of academics) to such party, or as such party shall direct, all Improvements made or conceived by such employee or other person.

     8.2 PATENT PROSECUTION AND MAINTENANCE. The parties agree that they will coordinate with each other in all reasonable respects the worldwide prosecution of the TBC Patents, subject to the provisions of this Section 8. TBC shall be responsible, at its expense, for filing, prosecuting and maintaining the TBC Patents (except for Improvements owned exclusively by LG Chem) in all Major Countries which recognize the PCT and shall bear all costs associated therewith. Subject to the rights of LG Chem pursuant to this Section 8.2, TBC may in its discretion choose not to pursue the filing, prosecution, and maintenance of patent protection for the Products for the Indications for those countries within the Territory that do not recognize the PCT. However, in the event that LG Chem desires TBC to file in one or more of such countries within the Territory, TBC and LG Chem will each bear half of the expenses related to the filing, prosecution and maintenance of such patents. TBC shall furnish LG Chem with copies of any TBC Patent application concerning Subject Technology or Improvements sufficiently in advance of the anticipated filing date (but in no event less than 5 working days before filing) so as to give LG Chem a reasonable opportunity to review and comment. TBC shall also furnish copies to LG Chem of all communications to and from relevant foreign patent offices in the Territory regarding TBC Patents or Patent applications within a reasonable time prior to filing such communication or promptly following the receipt thereof. TBC shall reasonably consider any comments LG Chem may have related to such TBC Patent applications or communications. LG Chem shall have the right at its expense to file, prosecute and maintain patents in the United States and all foreign countries on Improvements owned solely by it. TBC shall have the right to review and comment on such filings and all patent office communications related thereto to the same extent as LG Chem is permitted by this Section 8.2 with respect to TBC filings. Notwithstanding the foregoing, beyond best efforts, neither party assumes liability to the other for the successful prosecution of any patent application. However, if LG Chem shall fail to pay an annuity, tax or other maintenance fee with respect to a patent or patent application or otherwise decide not to pursue a patent relating to Improvements owned solely by LG Chem, it shall give TBC timely notice and the opportunity to take such action and assume all ownership rights to such patent or patent application.

     8.3 THIRD PARTY CLAIM OF INFRINGEMENT. Each party shall give the other prompt notice of each claim or allegation that the exercise of rights hereunder constitutes an infringement of one or more patents or other rights of a Third Party. TBC shall use all commercially reasonable efforts to defend the parties against any such claim or allegation with counsel of its own choice reasonably acceptable to LG Chem. The costs of such defense and any costs of settling or otherwise satisfying such claim (including damage awards, if any) shall be borne as follows:

        (a) TBC COSTS. TBC shall bear all costs associated with claims based on any patent issued or patent application published as of the date of this Agreement. If LG Chem continues to sell the Products following notice of such claim against explicit requests to the contrary by TBC, then LG Chem shall have the obligation to satisfy all claims in connection with such continued sales activity. At all times, LG Chem shall the right to defend itself at its own expense against this with counsel of its own choice reasonably acceptable to TBC.

        (b) SHARED COSTS. The parties shall share equally all costs associated with claims not allocated under Section 8.3(a) above, namely, claims based on any patent or patent application that was not issued or published as of the date of this Agreement; provided, that LG Chem may in the exercise of its best business judgment elect not to participate in the defense of such claims and in such case will not be obligated to share or pay any such costs.

        (c) COOPERATION. Each party agrees to cooperate with the other in the defense of any such claim or allegation, including, to the extent able, furnishing testimony by its employees and providing technical support and information as requested. Neither party shall settle or discontinue defense of any such case without the other's prior written consent, which shall not be unreasonably withheld. In the case of any proposed settlement involving a cross-license with a Third Party, neither party may unreasonably refuse to enter into such a cross-license. The provisions of this Section 8.3(c) shall also apply to actions for declaratory relief which raise or are in response to an issue of infringement of a Third party patent.

     8.4 INFRINGEMENT BY THIRD PARTIES. Each party shall give the other party prompt written notice of any incident of infringement of TBC Patents that comes to its attention. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement. TBC agrees to use reasonable efforts to stop any such infringement, but shall not be obligated to commence proceedings against the infringer. If TBC decides to commence proceedings, however, TBC shall be responsible for any legal costs incurred and will be entitled to retain any settlement or damage award received, and LG Chem agrees to cooperate with TBC in such proceeding. LG Chem shall have the right at its expense to engage its own counsel in connection with such proceedings. Should TBC decide not to commence proceedings, and should the infringement represent a substantial threat to the commercial value of any Products, LG Chem shall be entitled (but not obligated) to do so in its own name and/or in TBC's name against the infringer, in which event LG Chem shall be responsible for all legal costs incurred, and will be entitled to retain any settlement or damage award received, and TBC agrees to cooperate with LG Chem in such proceedings and TBC shall have the right at its expense to engage its own counsel in connection with such proceedings.

9. CONFIDENTIALITY.

     9.1 GENERAL. Any party receiving Confidential Information pursuant to this Agreement shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement and prevent the disclosure of any Confidential Information to any Third Party using the same degree of care it would use with respect to its own information of like importance; provided, however, that such restrictions shall not apply to any Confidential Information that is (a) independently developed outside the scope of this Agreement by employees of the receiving party having no access to or knowledge of the Confidential Information disclosed hereunder, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) lawfully received without an obligation of confidentiality from a Third Party having the right to disclose such information, (d) released from the restrictions of this Section 8 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, sublicensee or subcontractor or customer of LG Chem or TBC, provided that such assignee, sublicensee, subcontractor or customer is subject to the provisions of this
Section 8 or substantially similar provisions or (f) required by law, statute, rule or court order to be disclosed, including requirements of the Securities and Exchange Commission, the FDA, any PRA, and other regulatory authorities, provided that the disclosing party uses commercially reasonable efforts to obtain confidential treatment of any such disclosure. Without limiting the generality of the foregoing, LG Chem and TBC each shall use all commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from its respective relevant employees and agents, to protect the Confidential Information as herein provided.

     9.2 DISCLOSURE OF AGREEMENT. The parties shall coordinate efforts regarding the preparation and distribution of press releases and other public announcements of this Agreement. Neither party shall make a public announcement or otherwise disclose the terms of this Agreement to any Third Party without giving prior notice to the other party and receiving no objection, except that the parties may without each other's consent disclose (a) the existence of this Agreement, (b) the identity of the other party and (c) the general subject matter of this Agreement. Each party shall also be permitted to make such disclosure of the terms of this Agreement as its counsel reasonably determines is necessary to comply with law, provided that such party shall use commercially reasonable efforts to obtain confidential treatment of any such disclosure.

10. INDEMNIFICATION.

     10.1 MUTUAL RIGHT TO INDEMNIFICATION. Each party shall defend, indemnify and hold harmless the other and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against it or any of the foregoing arising out of the development, testing, manufacture, handling or storage of any Product by such party, including without limitation (i) any actual or alleged bodily injury, death or property damage resulting from the use of any Product manufactured by such party, (ii) any actual or alleged violation of law applicable to the development, testing, manufacture, handling or storage of the Products by such party and (iii) any recall of a Product manufactured by such party that is ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties, except as otherwise provided herein and except to the extent that such liabilities, losses and expenses result from the negligence or willful misconduct of a party, in which case the party who engaged in such negligence or willful misconduct shall indemnify and hold harmless the other party and its directors, officers, employees and agents.

     10.2 TBC RIGHT TO INDEMNIFICATION. LG Chem shall defend, indemnify and hold harmless TBC and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against TBC or any of the foregoing arising out of a misrepresentation regarding any Products by LG Chem, its Affiliates or sublicensees which is not in accordance with approved Product claims or prior TBC approval.

     10.3 PROCEDURE. Any person that intends to claim indemnification under this
Section 10 (an "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this
Section 10 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 10, but not any liability that it may have to any Indemnitee otherwise than under this Section 10. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

        10.4 PRODUCT LIABILITY INSURANCE. Each party shall use all commercially reasonable efforts to maintain product liability insurance with respect to its manufacture of the Products hereunder. Such insurance shall be in such amounts and subject to such deductibles as the parties may agree based upon standards prevailing in the industry at the time such manufacturing commences. At such time as a Product is being launched by a party for commercial sale, the parties shall attempt to maximize the product liability insurance coverage for both parties. TBC shall maintain such insurance for so long as LG Chem continues to sell any Product manufactured by TBC, and thereafter for so long as TBC maintains insurance for itself covering such manufacture or sales. LG Chem shall maintain such insurance for as long as LG Chem continues to sell any Product pursuant to this agreement manufactured by it, and thereafter for so long as LG Chem maintains insurance for itself covering such manufacture or sales.

11.     TERM AND TERMINATION.

        11.1 LICENSE TERM. The term of LG Chem's license of the Products for the Indications in the Territory, granted in Article 2, and the obligations of LG Chem granted thereunder shall terminate as to each Product in the Territory and any trademarks relating to the Products for the Indications shall revert back to TBC, upon the expiration of the last United States patent included in the TBC Patents relating to such Product; provided, however, that if patent protection afforded the Product in the Territory continues beyond the expiration of the United States patent for such Product, the royalty rate for the sale of such Product shall not be adjusted pursuant to Section 5.2(e) until expiration of such foreign patent protection.

        11.2    TERMINATION FOR BREACH.

                (a) GENERAL. Either party may terminate this Agreement by written notice to the other in the event that (i) the other party fails to perform any material obligation hereunder or in that certain Stock Purchase Agreement (the "Stock Purchase Agreement") entered into between the parties as of the date hereof, and such failure is not cured within 60 days following prompt notice thereof from the non-defaulting party, or (ii) any bankruptcy, receivership, insolvency or reorganization proceedings are instituted by the other party or any such proceedings are instituted against the other party and not dismissed within 120 days. The bankruptcy of a party shall not give rise to the right of the bankrupt party to terminate any license granted herein.

                (b) FAILURE OF LG CHEM TO MEET MINIMUM SALES LEVELS. After United States approval of the sale of a Product for an Indication and the submission of an application for approval of the sale of such Product for the Indication in a Major Country, the parties shall in good faith negotiate minimum sales levels for that Product for the Indication in Major Countries in the Territory and for the entire Territory. Upon approval of the sale of such Product for the Indication in a Major Country in the Territory, LG Chem shall maintain the agreed-upon sales levels for that Product for the Indication in such country. In the event LG Chem fails to maintain such sales levels, TBC shall have the right to terminate this Agreement as to such country and such Product per indication. Prior to exercising the right to such termination, TBC shall grant to LG Chem an opportunity to cure such failure or to propose an alternative solution mutually acceptable to both parties for a sixty day period after receipt of LG Chem of notice from TBC of its intent to exercise such right.

        (c) FAILURE OF LG CHEM TO REGISTER PRODUCTS. In the event LG Chem fails to register the Products for the Indications in a country in the Territory in accordance with Section 3.4, TBC shall have the right to terminate this Agreement as to such country and such Product per indication. Prior to exercising the right to such termination, TBC shall grant to LG Chem an opportunity to cure such failure or to propose an alternative solution mutually acceptable to both parties for a sixty day period after receipt of LG Chem of notice from TBC of its intent to exercise such right.

        (d) FAILURE OF TBC TO MEET MILESTONE. LG Chem shall have the right to terminate this Agreement and shall not be responsible for future research payments to TBC under Section 5.1 in the event TBC fails to meet an Agreement Milestone, which Milestones will be established by the parties in accordance with Section 3.2(d). Prior to exercising the right to such termination, LG Chem shall grant to TBC an opportunity to cure such failure or to propose an alternative solution mutually acceptable to both parties for a sixty day period after receipt of TBC of notice from LG Chem of its intent to exercise such right.

  11.3 SURVIVAL OF OBLIGATIONS. In the event of termination, LG Chem's license rights shall revert automatically to TBC; provided, that no termination of this Agreement shall eliminate any rights and obligations accrued prior to such termination. Promptly following any termination of this Agreement, each party shall return all materials containing Confidential Information, except one copy that may be retained by counsel for each of the parties for record keeping purposes only. The provisions of Sections 8.3, 10, 11.3, 12.6 and 12.7 shall survive any termination of this Agreement. The provisions of Section 9 shall survive until 10 years after the expiration of the license as to all of the Products.

12. MISCELLANEOUS

    12.1 FORCE MAJEURE. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, act of war or any other circumstances or event beyond the reasonable control of the party prevented from timely performing its obligations under this Agreement as a result of such circumstance or event.

    12.2 RELATIONSHIP OF THE PARTIES. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to cause LG Chem and TBC to be deemed partners or joint venturers or TBC an agent of LG Chem. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

    12.3 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or on the tenth business day after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows (or to such other person's address as may be specified in writing to the other party hereto);

        Texas Biotechnology Corporation
        7000 Fannin, Suite 1920
        Houston, Texas 77030
        Attention: David B. McWilliams
        Telephone: (713) 796-8822
        Facsimile: (713) 796-8232

        LG Chemical, Ltd.
        LG Twin Tower
        20, Yoido-dong, Yongdungpo-gu
        Seoul 150-721, Korea
        Attn: Kyu D. Kim, Ph.D.
        Telephone: (02) 3773-7270
        Facsimile: (02) 3773-7967

   12.4 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, LG Chem, TBC, and their respective successors (including a successor pursuant to a merger of a party hereto) and assigns. This Agreement, or any of the rights granted hereunder, may be assigned by LG Chem or TBC to any of their respective Affiliates; provided, that such assignment expressly provides that the assignor remains liable for its obligations hereunder and the performance of its Affiliate under this Agreement.

   12.5 AMENDMENTS AND WAIVERS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by LG Chem or TBC therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the party against whom enforcement of such amendment is sought, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the party against whom enforcement of such variance, contradiction or explanation is sought.

        12.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        12.7 DISPUTE RESOLUTION. The parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner. The parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in this Section 12.7. If a party intends to begin ADR to resolve a dispute, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other party may, by written notice to the party initiating ADR, add additional issues to be resolved. If the parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The neutral shall be a single individual having experience in the pharmaceutical industry who shall preside in resolution of any disputes between the parties. The neutral selected shall not be an employee, director or shareholder of either party or of an Affiliate. Each party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

The ADR shall be conducted in the following manner:

        (a) No later than forty-five (45) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.

        (b) At least five (5) days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty
(50) pages.

        (c) The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

        (d) Each party shall be entitled to no more than twelve (12) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the twelve (12) hours to which each is entitled.

        (e) Each party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.

        (f) The neutral shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

        (g) ADR shall take place in the city of New York, New York. All costs incurred for a hearing room shall be shared equally between the parties.

        (h) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the parties.

        (i) The ruling shall be binding on the parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the parties.

12.8 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.9 HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

12.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.11 ENTIRE AGREEMENT. This Agreement, together with the Common Stock Purchase Agreement between the parties of even date herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.

        IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                        TEXAS BIOTECHNOLOGY CORPORATION

                                             /s/ D. B. McWILLIAMS
                                        By:  ___________________________
                                        Title: _________________________


                                        LG CHEMICAL, LTD.

                                             /s/ YUNG JAE CHOI
                                        By:  ___________________________
                                        Title:  ________________________

                                  SCHEDULE I

                 DESCRIPTION OF TBC11251 AND RELEVANT PATENTS

1. Description of TBC11251
   -----------------------

TBC11251 is a sulfonamide based antagonist of endothelin binding to its receptors. The compound exhibits selectivity for binding to the A subtype of the endothelin receptors relative to the B subtype. The chemical structure of TBC11251 is 4-chloro-3-methyl-5-(2-(2-(6-methylbenzo[d][1.3]dioxol-5-yl)acetyl)-3-thienylsulfonamido)isoxazole (it is also referred to by N-(4-chloro-3-methyl-5-isoxazolyl)-2-[2-methyl-4,5-
(methylenedioxy)phenylacetyl]thiophene-3-sulfphonamide). The compound is also referred to as various salt forms which include, but are not limited to, the sodium phosphate salt (TBC11251Z) and the sodium salt (TBC11251Na).

2. Patents covering TBC11251 in the Territories

Application 1: PCT/US94/05755: "Sulfonamides and derivatives thereof that modulate the activity of endothelin" filed April 4, 1994. National filings for this patent were made in South Korea and Singapore. This application contains broad claims to the endothelin receptor antagonists.

Application 2: PCT/US96/04759: "Thienyl-, furyl, pyrrolyl-, and biphenylsulfonamides and derivatives thereof that modulate the activity of endothelin" filed April 4, 1996. The PCT countries which have been designated within the Territory are South Korea, North Korea, Singapore, Sri Lanka, Viet Nam, China and Mongolia. National filings have also been made in Taiwan, Philippines, Indonesia and Thailand. This application contains specific claims to TBC11251 and related compounds.

                                  SCHEDULE 2

                 DESCRIPTION OF TBC1269 AND RELEVANT PATENTS

1. Description of TBC1269
   ----------------------

*



2. Patents covering TBC1269 in the Territories
   -------------------------------------------

Application 1: PCT/US96/11032 *


Application 2: 08/650,653 *


Application 3: PCT/US95/05463 entitled "Binding of E-selectin, P-selectin or L-selectin to Sialyl-Lewis/x/ or Sialyl-Lewis/a/" filed April 28, 1995. This application covers other mannosylated biphenyl compounds which inhibit selectin binding to ligands. The national filings for this application will be filed in South Korea, China and Singapore.


Application 4: PCT/US95/05359 entitled "Compositions and methods for inhibiting the binding of E-selectin or P-selectin to Sialyl-Lewis/x/ or Sialyl-Lewis/a/" filed May 1, 1995. This application covers other mannosylated biphenyl compounds which inhibit selectin binding to ligands. The national filings for this application will be filed in South Korea, China and Singapore.

------
*This information has been omitted in reliance to Rule 24-b under the Securities
 Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                  SCHEDULE 3

TERRITORY
---------

Republic of Korea
People's Republic of Korea
Taiwan
China (including Hong Kong)
Myanmar
Cambodia
Brunei
Phillippines
Indonesia
Malaysia-Singapore
Vietnam
India
Laos
Thailand
Pakistan
Bangladesh
Nepal
Sri Lanka
Mongolia
Afghanistan